PRESS RELEASE

Date:	July 17, 2009

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Second Quarter 2009 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available to common shareholders for the second quarter ended June 30, 2009 was $864,000, or $.13 for basic and diluted earnings per common share.  This compared to net income for the same period in 2008 of $1.2 million, or $.30 for basic and diluted earnings per common share. Annualized return on assets was .25% and return on average tangible common equity was 3.82% for the second quarter of 2009 compared to .49% and 6.58% respectively, for the same period last year.

Net income available to common shareholders for the six months ended June 30, 2009 was $2.2 million or $.33 for basic and diluted earnings per common share. This compared to net income for the comparable period in 2008 of $2.4 million or $.60 for basic and diluted earnings per share.  Annualized return on average assets was .31% and return on average tangible common equity was 4.85% for the first half of 2009 compared to .50% and 6.69% respectively, for the same period last year.

“We are pleased with our performance as we manage through this very challenging economic environment,” said David W. Heeter, President and CEO, “and we will continue to work diligently to increase value for our shareholders.”

Assets totaled $1.4 billion at June 30, 2009, a decrease from December 31, 2008 of $4.3 million, or 0.3%. Gross loans, excluding loans held for sale, decreased $27.8 million, or 2.5%.  Consumer loans decreased $3.7 million, or 1.4%, and commercial loans increased $6.4 million, or 2.0%, while residential mortgage loans held in the portfolio decreased $30.5 million, or 5.8%. Residential mortgage loans held for sale increased $15.5 million and mortgage loans sold during the first half of 2009 totaled $94.9 million compared to $28.2 million sold in the first half of last year. Mortgage loan sales are the primary reasons for the decreased loan balances. Investment securities available for sale increased $30.3 million, or 39.2% primarily due to investments in highly rated municipal, corporate and mortgage-backed securities.

Allowance for loan losses was $16.3 million at June 30, 2009, an increase of $1.2 million from December 31, 2008. Net charge offs for the quarter ended June 30, 2009 were $992,000, or .36% of average loans on an annualized basis compared to $569,000, or .28% of average loans for the comparable period in 2008.  Net charge offs for the first half of 2009 were $2.0 million, or .35% of average loans on an annualized basis compared to $1.1 million, or .27% of average loans for the comparable period in 2008.  On a linked quarter basis net charge offs increased from an annualized .34% of average loans for the quarter ended March 31, 2009 to .36% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 57.05% and 1.49%, respectively at June 30, 2009 compared to 69.38% and 1.41%, respectively at March 31, 2009.  Heeter commented, “We continue to actively monitor the credit risk in our loan portfolio and believe we have increased the allowance properly as current information dictates.”

Total deposits were $1.0 billion at June 30, 2009 an increase of $37.7 million, or 3.9% from December 31, 2008. This increase was due primarily to increases in certificates of deposit and savings deposits of $45.7 million, partially offset by declines in demand and money market deposits of $8.0 million. Total borrowings decreased $43.1 million to $236.0 million at June 30, 2009 from $279.1 million at December 31, 2008 primarily due to the payment of maturing and variable rate FHLB advances.

Stockholders’ equity was $129.5 million at June 30, 2009, a decrease of $1.0 million, or 0.7% from December 31, 2008. The decline was due primarily to a decrease in   accumulated other comprehensive income of $1.9 million from a loss of $2.0 million at December 31, 2008 to a loss of $3.9 million at June 30, 2009 due to increased discount rates used to price trust preferred securities in an inactive market.  Other reasons for the decline include dividend payments of $1.7 million to common shareholders and $639,000 to preferred shareholders.  These were partially offset by net income of $3.1 million and Employee Stock Ownership Plan (ESOP) shares earned of $102,000.  The Bank’s risk-based capital ratio is well in excess of “well-capitalized” levels as defined by all regulatory standards.

Net interest income before the provision for loan losses increased $3.5 million from $6.8 million for the three months ended June 30, 2008 to $10.3 million for the three months ended June 30, 2009. The primary reason for the increase was an increase in average earning assets of $418.6 million due to the acquisition of MFB Corp in the third quarter of 2008.   In addition, net interest margin increased 8 basis points to 3.21% in the second quarter 2009 compared to 3.13% for the second quarter 2008.

Net interest income before the provision for loan losses increased $7.5 million from $13.2 million for the six months ended June 30, 2008 to $20.7 million for the six months ended June 30, 2009. As mentioned above, the primary reason for the increase was an increase in average earning assets of $420.5 million due to the acquisition of MFB Corp in the third quarter of 2008.   In addition, net interest margin increased 18 basis points to 3.22% in for the six months ended June 30, 2009 compared to 3.04% for the comparable period in 2008.

The provision for loan losses for the second quarter of 2009 was $1.8 million, an increase from $733,000 for last year’s comparable period.  The increase was due primarily to an increased loan portfolio, increased net charge offs, increased non-performing loans and increased delinquency over the comparable period in 2008.  Non-performing loans to total loans at June 30, 2009 were 2.60% compared to 2.03% at March 31, 2009.  This increase in non-performing loans was primarily due to an increased level of non-performing residential property loans and non-performing commercial business loans.  Non-performing assets to total assets were 2.41% at June 30, 2009 compared to 1.90% at March 31, 2009.

The provision for loan losses for the first half of 2009 was $3.2 million, an increase from $1.3 million for last year’s comparable period.  This increase was due primarily to the above mentioned reasons.

Non-interest income increased $2.0 million to $4.1 million, or 96.5% for the three months ended June 30, 2009 compared to the same period in 2008. The increase was primarily due to an increase in gains on sales and servicing of loans sold of $521,000, or 331.8%, as a result of increases in mortgage loan production and commitments to sell loans as of June 30, 2009.  Another reason for the increase was due to the increase in gain on sale of investments of $358,000 as a result of a gain on the strategic sale of investments and a gain on the sale of a bank subsidiary.  Other increases included increases in service fees on transaction accounts of $511,000, or 37.5%, increases in commission income of $552,000, or 179.4%, and increases in cash surrender value of life insurance of $136,000, or 49.4%, all primarily due to the acquisition of MFB Corp in the third quarter of 2008.  On a linked quarter basis, non-interest income increased $565,000 mainly due to increases in gains on sales of investments of $557,000, increases in service fees on transaction accounts of $187,000, and increases in commission income of $232,000.  These increases were partially offset by a decrease in gains on sales and servicing of loans sold of $425,000.

For the six month period ended June 30, 2009 non-interest income increased $3.5 million, or 82.7%, to $7.7 million compared to $4.2 million for the same period in 2008. The reasons are similar to those mentioned above.

Non-interest expense increased $4.4 million to $11.3 million for the three months ended June 30, 2009 compared to $6.9 million for the same period in 2008.  Increases in current quarter non-interest expense compared to the same period in 2008 include increases in salaries and employee benefits of $1.8 million, increases in occupancy and equipment expense of $345,000, increases in professional fees of $96,000 and increases in marketing expense of $45,000.  An increase in other expenses of $2.0 million was partially due to increases in FDIC insurance premiums of $969,000, of which $630,000 was related to the FDIC special assessment, increases in software subscriptions and maintenance of $187,000 and increases in intangible amortization of $340,000. All of these increases were primarily due to the acquisition of MFB Corp in the third quarter of 2008.  On a linked quarter basis, non-interest expense increased by $937,000 compared to the three months ended March 31, 2009, primarily due to the FDIC special assessment of $630,000 and increases in salaries and benefits of $228,000 primarily due to the increased mortgage production.

For the six month period ended June 30, 2009 non-interest expense increased $8.3 million, or 62.1%, to $21.7 million compared to $13.4 million for the same period in 2008.  The reasons for the increase are similar to those mentioned above.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	June 30,	December 31,
Selected Financial Condition Data(Unaudited):	2009	2008
	(000)	(000)

Total Assets	$1,384,329	$1,388,827

Cash and cash equivalents	21,012	39,703

Loans held for sale	17,047	1,541

Loans receivable, net	1,084,080	1,113,132

Investment securities held to maturity	9,422	9,676

Investment securities available for sale, at fair value	107,201	77,255

Total deposits	1,000,197	962,514

Total borrowings	235,992	279,104

Total stockholders' equity	129,547	130,515

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Operations Data (Unaudited):	2009	2009	2008	2009	2008
	(000)	(000)	(000)	(000)	(000)

Total interest income	$18,136	$18,656	$13,489	$36,792	$27,246
Total interest expense	7,824	8,264	6,689	16,088	14,086

Net interest income	10,312	10,392	6,800	20,704	13,160
Provision for loan losses	1,750	1,450	733	3,200	1,345
Net interest income after provision
for loan losses	8,562	8,942	6,067	17,504	11,815

Non-interest income
Fees and service charges	1,877	1,690	1,365	3,566	2,525
Net gain (loss) on sale of investments	358	(199)	0	159	137
Equity in losses of limited partnerships	(78)	(78)	(24)	(155)	(47)
Commissions	860	628	308	1,488	600
Net gain (loss) on loan sales	678	1,103	157	1,781	367
Increase in cash surrender value of life insurance	413	386	276	799	553
Other income	38	51	27	88	95
Total non-interest income	4,146	3,581	2,109	7,726	4,230

Non-interest expense
Salaries and benefits	5,688	5,460	3,892	11,148	7,711
Occupancy and equipment	1,344	1,427	999	2,770	1,997
Data processing fees	361	354	243	715	510
Professional fees	327	335	231	662	440
Marketing	362	363	317	725	547
Other expenses	3,228	2,434	1,189	5,662	2,168
Total non-interest expense	11,310	10,373	6,871	21,682	13,373

Income before taxes	1,398	2,150	1,305	3,548	2,672
Income tax provision	83	354	131	437	282
Net income	1,315	1,796	1,174	3,111	2,390
Preferred stock dividends and amortization	451	451		902
Net income available to common shareholders	$864	$1,345	$1,174	$2,209	$2,390

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		6/30/2009			6/30/2008
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$43,102	$17	0.16%	$6,951	$27	1.55%
Mortgage-backed securities:
Available-for-sale	71,921	953	5.30	16,141	219	5.43
Held-to-maturity	9,684	147	6.07
Investment securities:
Available-for-sale	29,619	299	4.04	33,205	362	4.36
Loans receivable	1,113,404	16,670	5.99	801,027	12,747	6.37
Stock in FHLB of Indianapolis	18,632	50	1.07	10,395	134	5.16
Total interest-earning assets (3)	1,286,362	18,136	5.64	867,719	13,489	6.22
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	123,385			89,475
Total assets	$1,409,747			$957,194

Interest-Bearing Liabilities:
Demand and NOW accounts	$161,270	194	0.48	$123,177	290	0.94
Savings deposits	86,417	67	0.31	55,487	73	0.53
Money market accounts	42,446	121	1.14	22,229	75	1.35
Certificate accounts	631,478	4,905	3.11	419,724	4,142	3.95
Total deposits	921,611	5,287	2.29	620,617	4,580	2.95
Borrowings	245,273	2,537	4.14	185,197	2,109	4.56
Total interest-bearing accounts	1,166,884	7,824	2.68	805,814	6,689	3.32
Non-interest bearing deposit accounts	94,243			49,274
Other liabilities	18,971			15,626
Total liabilities	1,280,098			870,714
Stockholders' equity	129,649			86,480
Total liabilities and stockholders' equity	$1,409,747			$957,194

Net earning assets	$119,478			$61,905

Net interest income		$10,312			$6,800

Net interest rate spread			2.96%			2.90%

Net yield on average interest-earning assets			3.21%			3.13%

Average interest-earning assets to
average interest-bearing liabilities			110.24%			107.68%

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial	June 30,	March 31,	June 30,	June 30,	June 30,
Data (Unaudited):	2009	2009	2008	2009	2008

Share and per share data:
Average common shares outstanding
Basic	6,837,751	6,825,544	3,970,982	6,831,647	3,987,123
Diluted	6,837,751	6,825,544	3,970,982	6,831,647	3,987,123
Per common share:
Basic earnings	$0.13	$0.20	$0.30	$0.33	$0.60
Diluted earnings	$0.13	$0.20	$0.30	$0.33	$0.60
Dividends	$0.12	$0.12	$0.16	$0.24	$0.32

Dividend payout ratio	92.31%	60.00%	53.33%	72.73%	53.33%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.25%	0.38%	0.49%	0.31%	0.50%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	3.82%	5.86%	6.58%	4.85%	6.69%
Interest rate spread information:
Average during the period(1)	2.96%	2.98%	2.90%	2.97%	2.79%

Net interest margin(1)(2)	3.21%	3.23%	3.13%	3.22%	3.04%

Efficiency Ratio	78.23%	74.24%	77.12%	76.26%	76.90%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	110.24%	109.75%	107.68%	110.00%	107.59%

Allowance for loan losses:
Balance beginning of period	$15,590	$15,107	$8,440	$15,107	$8,352
Charge offs:
One- to four- family	431	100	113	531	115
Commercial real estate	172	365	153	537	184
Consumer loans	721	660	541	1,381	1,089
Commercial business loans	26	57	0	83	30
Sub-total	1,350	1,182	807	2,532	1,418

Recoveries:
One- to four- family	17	77	35	94	37
Commercial real estate	143	0	0	143	0
Consumer loans	198	136	203	334	231
Commercial business loans	0	2	0	2	57
Sub-total	358	215	238	573	325

Net charge offs	992	967	569	1,959	1,093
Additions charged to operations	1,750	1,450	733	3,200	1,345
Balance end of period	$16,348	$15,590	$8,604	$16,348	$8,604

Net loan charge-offs to average loans (1)	0.36%	0.34%	0.28%	0.35%	0.27%

	June 30,	March 31,	June 30,
	2009	2009	2008

Total shares outstanding	6,984,754	6,984,754	4,118,079
Tangible book value per share	$12.96	$12.90	$16.60
Tangible common equity to tangible assets	6.79%	6.59%	7.20%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$13,186	$10,253	$5,748
Commercial real estate	8,692	7,934	2,272
Consumer loans	2,788	2,203	1,167
Commercial business loans	2,852	1,075	1,339
Total non-accrual loans	27,518	21,465	10,526
Accruing loans past due 90 days or more	1,039	715	350
Restructured loans	100	292	105
Total nonperforming loans	28,657	22,472	10,981
Real estate owned	3,176	2,659	2,302
Other repossessed assets	1,499	1,865	1,483
Total nonperforming assets	$33,332	$26,996	$14,766

Asset Quality Ratios:
Non-performing assets to total assets	2.41%	1.90%	1.51%
Non-performing loans to total loans	2.60%	2.03%	1.37%
Allowance for loan losses to non-performing loans	57.05%	69.38%	78.35%
Allowance for loan losses to loans receivable	1.49%	1.41%	1.07%

(1) Ratios for the three month and six month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.